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EXHIBIT 21

SUBSIDIARIES OF MINDSPEED TECHNOLOGIES, INC.

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Maker Communications, Inc.	Delaware
Microcosm Communications Ltd.	United Kingdom
Mindspeed Technologies B.V.	Netherlands
Mindspeed Development Sub, Inc.	Delaware

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  EXHIBIT 21
SUBSIDIARIES OF MINDSPEED TECHNOLOGIES, INC.